UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 8, 2006

UTEK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15941	59-3603677
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

202 South Wheeler Street

Plant City, FL 33563

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (813) 754-4330

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 8, 2006 UTEK Corporation (the “Company”) entered into a one-year employment agreement, effective March 8, 2006, with the Company’s Chief Operating Officer and Chief Compliance Officer, Mr. Douglas Schaedler. Under the terms of the employment agreement, Mr. Schaedler will receive an annual base salary of $175,000. In addition to his base salary, UTEK shall provide:

(1) A commission of three (3) percent to be paid quarterly based on new strategic alliance sales (executed during the period of this contract) and at an independent appraised value), however cash contracts will be based on face value) and;

(2) Pay a cash bonus of $80,000.00 to Employee if fifty (50) or more strategic alliances are in place on December 31, 2006, and;

(3) Pay a $25,000 annual bonus if sales >= $40,000,000 and net income after taxes >= $11,000,000 for 2006. This bonus is to be paid quarterly if sales in any quarter exceed $10,000,000 and if the Company shows at least a $2,750,000.00 post tax profit for that quarter.

(4) Employee may participate in the Employer’s Simple Retirement Plan. Company will provide a matching contribution up to 3% of the employee’s salary per year. Plan is administered through Smith Barney and;

(5) In the event of termination, other than for cause, Employee shall be entitled to a one time lump sum payment equal to 90 days of compensation.

In consideration of the benefits provided under the employment agreement, Mr. Schaedler has agreed to protect the Company’s confidential or secret information and, during the period of employment and one year thereafter, to not compete with the Company.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable

Exhibit No.	Description
10.1	Employment Agreement dated March 8, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2006	UTEK CORPORATION.

	By:	/s/ Carole R. Wright
Carole R. Wright
Chief Financial Officer